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                                                                    Exhibit 23.1
                         INDEPENDENT AUDITORS' CONSENT



        We consent to the incorporation by reference in this Amendment No. 1 to a Registration Statement on Form S-3 pertaining to the sale of Molex Incorporated Class A Common Stock of the reports of Deloitte & Touche dated August 9, 1994 (which express an unqualified opinion and include an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions"), appearing in and incorporated by reference in the Annual Report on Form 10-K of Molex Incorporated and its subsidiaries for the year ended June 30, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




DELOITTE & TOUCHE LLP

Chicago, Illinois

February 10, 1995